Exhibit 99.1

KULR Awarded $6.7M by Texas Space Commission to Advance Cold-Temperature KULR ONE Space Battery Platform

HOUSTON / GLOBENEWSWIRE / April 22, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leader in advanced energy management platforms, announced today that it has been awarded $6,703,500 by the Texas Space Commission as part of a $26 million grant award focused on strengthening Texas’ leadership in space exploration and technology. The announcement was made public by the Commission and covered by SpaceNews.

KULR’s selection supports its role in an ambitious program to develop cold-temperature lithium-ion battery solutions for the next generation of Lunar and Martian missions. The initiative is being carried out in close collaboration with NASA Johnson Space Center (JSC) and in partnership with South 8 Technologies, aligning public, private, and academic stakeholders to deliver scalable, space-rated battery technology.

“This award underscores KULR’s commitment to powering the next era of space exploration with safe, high-performance, and environmentally adaptive KULR ONE Space platform,” said Michael Mo, CEO of KULR Technology Group. “Working alongside visionary partners at NASA JSC and South 8, we’re proud to anchor this Texas-led effort to develop scalable, space-rated battery technology that advances national objectives and commercial innovation.”

Throughout the program, KULR will manage the design, testing, and production of lithium-ion cells using liquefied gas (LiGas) electrolyte from South 8 Technologies. These cells will operate down to -60°C and be integrated into the KULR ONE Space platform, optimized for extreme environments encountered during lunar and Martian missions.

Located just minutes from NASA Johnson Space Center, KULR’s Webster, TX facility will serve as the engineering and test hub for this effort, performing advanced battery safety testing and performance validation. The project aligns with NASA’s Artemis objectives by reducing heater energy requirements, improving safety margins, and enabling longer-duration operations in deep space environments.

For more information about KULR Technology Group and its advanced energy solutions, please visit www.kulr.ai.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) delivers cutting-edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows the delivery of commercial off-the-shelf and custom next-generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. On December 4, 2024, KULR announced that its Board of Directors has agreed to include bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its surplus cash to the acquisition of bitcoin. For more information, please visit www.kulr.ai.

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